NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD TRUST TO ACQUIRE THE W MINNEAPOLIS
& LE MERIDIEN MINNEAPOLIS FOR $101 MILLION

Acquisition Highlights:

•	Acquiring the W Minneapolis Hotel - The Foshay and the Le Méridien Chambers Minneapolis hotel with 289 total rooms

•	Purchase price equates to an estimated forward 12-month cap rate of 7.0% and an estimated forward 12-month EBITDA multiple of 12.5x

•	Both assets are centrally-located and adjacent to growing demand generators

•	Minimal CapEx needs as both hotels have undergone extensive renovations

DALLAS, June 24, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that it has signed a definitive agreement to acquire two Minneapolis hotels, the 229-room W Minneapolis Hotel - The Foshay, and the 60-room Le Méridien Chambers Minneapolis hotel, for total consideration of $101 million in cash ($349,000 per key). As part of the transaction, the Company will assume approximately $56.0 million of mortgage debt on the W Minneapolis Hotel. The assumed debt matures in May 2023 and carries a fixed rate of 5.46%. Post-closing, both properties will continue to be managed by Starwood Hotels.
The purchase price represents a trailing 12-month cap rate of 6.0% on net operating income and a trailing 14.4x EBITDA multiple. On a forward 12-month basis, the purchase price represents an estimated cap rate of 7.0% on net operating income and an estimated 12.5x EBITDA multiple. On a trailing 12-month basis, the Le Méridien Chambers Minneapolis achieved RevPAR of $171.00, with occupancy of 84.9% and Average Daily Rate (ADR) of $201.45, and the W Minneapolis Hotel achieved RevPAR of $166.84, with occupancy of 82.0% and Average Daily Rate (ADR) of $203.40.
“We are excited about this transaction as it represents a remarkable opportunity to acquire two well-located hotels in the Minneapolis market, which is experiencing strong RevPAR growth,” said Monty J. Bennett, Ashford Trust’s Chairman and Chief Executive Officer. “The W Minneapolis is an iconic landmark and both hotels are in excellent physical condition with minimal capex needs. Further, with the expansion of demand drivers, including the highly anticipated addition of the New Minnesota Stadium, which is expected to open in 2016, we believe these hotels are well-positioned to achieve further increases in RevPAR.”
Situated in the heart of downtown Minneapolis, the iconic W Minneapolis Hotel - The Foshay is conveniently located near the Minnesota Orchestra Hall, the Target Center, and Target Field. The historic Foshay Tower was the first skyscraper built in the state of Minnesota and was the tallest building in Minneapolis from 1929-1971. In 2008, following a $90 million restoration and reinvestment in the property, the building reopened under the W Hotels brand. Hotel amenities include 6,700 sq. ft. of meeting space, the open aired Foshay Tower Museum and Observation Deck, state-of-the-art FIT Gym, 24-hour WIRED® Business Center, and award-winning dining including Manny's Steakhouse.
An exclusive Minneapolis Art Hotel, the Le Méridien Chambers Minneapolis offers 60 guest rooms on five floors of two landmark revival buildings in one of Minneapolis' most alluring neighborhoods. The hotel is only a minute’s walk from the Orpheum Theater, a mile from the Walker Art Center and 1.3 miles from the Guthrie Theater. Hotel amenities include 3,648 sq. ft. of meeting space, a stylish bar and restaurant, a fitness center, and currently features over 200 pieces of original contemporary art work in the guestrooms and public areas.
Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry across all segments and at all levels of the capital structure primarily within the United States.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

-END-